Exhibit 99.1

Osiris Reports 3rd Quarter 2013 Results: Revenue Up 220%, Strong Balance Sheet, Profitable and Now Cash Flow Positive from Continuing Operations

COLUMBIA, Md. — November 1, 2013 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading stem cell company focused on developing and marketing products in the orthopedic, sports medicine and wound care markets announced today its financial results for the third quarter of 2013.

Highlights and Recent Developments

•                  Product revenue for the quarter rose to $6.9 million — up 220% from the third quarter of 2012.

•                  Gross margin increased to $5.0 million for the quarter - up 254% from the third quarter of 2012.

•                  Continuing operations (our Biosurgery business) turned profitable and generated $1.8 million in positive cash flow during the first nine months.

•                  Demonstrated overwhelming efficacy in a multi-center, randomized, controlled clinical trial evaluating Grafix® in the treatment of diabetic foot ulcers, reaching significance on all primary and secondary endpoints.

•                  Expanded our new product pipeline with positive one-year results on Cartiform®, the introduction of OvationOS™, and the initiation of a new clinical trial in venous leg ulcers, representing more than a billion dollars in market potential.

•                  Reached a favorable agreement with FDA regarding the regulatory status of the company’s marketed Biosurgery products.

•                  Announced an agreement for Prochymal worth up to $100 million plus royalties, eliminating all future Prochymal development costs.

•                  Recognized a deferred tax asset of $13.6 million in October as a benefit of the Prochymal transaction and as a result, expect to report a profit for the fourth quarter and full fiscal year.

•                  Ended the quarter with $35 million in cash, investments and receivables, and approximately $82 million on a pro forma basis, giving effect to the sale of our Prochymal assets as of September 30.

“We have now successfully transformed Osiris from a concept into a biotechnology reality with positive cash flow, expanding product sales, a strong balance sheet, no debt and a solid pipeline,” said C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris.  “Importantly, we have accomplished this with minimal dilution to our shareholders.  While these results clearly set Osiris apart in the stem cell industry, the team is focused solely on realizing the opportunities ahead of us.”

Third Quarter Financial Results

On October 10, 2013, we sold Prochymal and our culturally expanded MSC assets for $50 million of initial consideration and up to $50 million in milestone payments, plus the right to royalties on future sales.  In accordance with Generally Accepted Accounting Principles (GAAP) in the United States, the assets, liabilities and operations of what we formerly referred to as our Therapeutics Segment are reported as Discontinued Operations in the accompanying condensed financial statements, for all periods presented.

Product revenues during the third quarter of 2013 were $6.9 million, compared to $2.2 million during the second quarter of 2012, an increase of 220%.  Gross margin during the third quarter was 73% compared to 66% during the third quarter of 2012.  Gross profit was $5.0 million during the third quarter of 2013 and $1.4 million during the same period of 2012. Income from continuing operations was $0.1 million for the third quarter of 2013 compared to a loss from continuing operations of $0.4 million in the same period of the prior year.  Net

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cash provided by operating activities of continuing operations for the nine months ended September 2013 was $1.8 million.

Research and development expenses of continuing operations for the third quarter of 2013 were $0.9 million, decreased from the $1.2 million incurred in the third quarter of 2012. As a result of our increased commercial activity, our selling, general and administrative expenses of continuing operations were $4.0 million for the third quarter of 2013, compared to $0.7 million for the same period of the prior year.

The loss from discontinued operations for the nine months ended September 2013 was $8.3 million.  Costs associated with Prochymal ceased upon the sale of these assets.

In connection with the sale of our Prochymal assets, Osiris will recognize a gain of approximately $49 million in the fourth quarter of 2013.  Osiris will also release approximately $13.6 million of its valuation allowance on its deferred tax assets, reducing the amount of income taxes to be paid on the gain from the sale of the Prochymal assets.  Preliminarily, Osiris expected to recognize a portion of the valuation allowance release in the third quarter of 2013, but together with our tax advisors determined it would be more conservative to recognize this gain in the fourth fiscal quarter.

As of September 30, 2013, Osiris had $35.0 million in cash, receivables and short-term investments.  On a pro-forma basis, giving effect to the sale of our Prochymal assets as of September 30, Osiris would have had approximately $82 million in cash, receivables and investments available for sale at quarter end.

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, November 1, 2013, at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants). Note that a presentation will accompany the webcast.

An archive of the webcast will be available approximately two hours after the completion of the call. To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is the leading stem cell company, having developed the world’s first approved stem cell drug, remestemcel-L for graft versus host disease.  Osiris’ products include Grafix® and Ovation® for acute and chronic wounds, Cartiform®, a viable cartilage mesh for cartilage repair and the latest addition to Osiris’ line of products, OvationOS™, a viable bone matrix.  Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology and commercial interests.

Osiris, Grafix, Ovation and Cartiform are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,”

“may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our products and product candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for marketed Biosurgery products (including Grafix, Ovation, OvationOS and Cartiform) and Biosurgery products under development; our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to address medical needs; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products, to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Additional risks and uncertainties related to the sale of our ceMSC assets and the related transactions contemplated by the Purchase Agreement with Mesoblast include typical business transactional risks, the risk of changing relationships with customers, suppliers or employees, the risk associated with the disposition of our ceMSC assets and the increased relative dependence on and importance of our other business including our Biosurgery business, the risk that we may not be able to fully benefit from the transactions through milestone payments or royalties, payment risks, including the risk associated with receipt of equity as consideration, in lieu of cash, and the risk of dependence on others to achieve results upon which milestone or royalty payments to us are conditioned.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Aziz Ahmad

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Amounts in thousands

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash	$1,801	$1,854
Investments available for sale	26,464	32,238
Accounts receivable, net	6,773	2,854
Inventory	1,672	1,278
Prepaid expenses and other current assets	639	603
Current assets of discontinued operations	247	209
Total current assets	37,596	39,036

Property and equipment, net	2,009	2,111
Restricted cash	243	317
Total assets	$39,848	$41,464

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued expenses, and other current liabilities	$3,653	$2,096
Deferred gain on sale	3,500	—
Capital lease obligations, current portion	45	44
Current liabilities of discontinued operations	463	2,903
Total current liabilities	7,661	5,043

Long-term portion of capital lease obligations	128	162
Other long-term liabilities	305	369
Total liabilities	8,094	5,574

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 33,822 shares outstanding - 2013, 32,881 shares outstanding - 2012	34	33
Additional paid-in-capital	283,369	279,269
Accumulated other comprehensive loss	(89)	(20)
Accumulated deficit	(251,560)	(243,392)
Total stockholders’ equity	31,754	35,890
Total liabilities and stockholders’ equity	$39,848	$41,464

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations

Unaudited

Amounts in thousands, except per share data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Product revenues	$6,882	$2,151	$16,228	$4,914
Cost of product revenues	1,858	732	4,475	1,671
Gross profit	5,024	1,419	11,753	3,243

Operating expenses:
Research and development	885	1,185	2,503	3,604
Selling, general and administrative	4,024	653	9,203	1,406
	4,909	1,838	11,706	5,010

Income (loss) from operations	115	(419)	47	(1,767)

Other income, net	26	13	80	52

Income (loss) from continuing operations, before income taxes	141	(406)	127	(1,715)

Income tax benefit	—	5	—	37

Income (loss) from continuing operations	141	(401)	127	(1,678)

Discontinued operations:
Loss from operations of discontinued operations	(1,818)	(2,513)	(8,295)	(6,773)
Loss from discontinued operations	(1,818)	(2,513)	(8,295)	(6,773)

Net loss	$(1,677)	$(2,914)	$(8,168)	$(8,451)

Basic income (loss) per share
Income (loss) from continuing operations	$0.00	$(0.01)	$0.00	$(0.05)
Loss from discontinued operations	(0.05)	(0.08)	(0.25)	(0.21)
Basic loss per share	$(0.05)	$(0.09)	$(0.25)	$(0.26)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.00	$(0.01)	$0.00	$(0.05)
Loss from discontinued operations	(0.05)	(0.08)	(0.25)	(0.21)
Diluted loss per share	$(0.05)	$(0.09)	$(0.24)	$(0.26)

Weighted average common shares (basic)	33,417	32,871	33,097	32,854

Weighted average common shares (diluted)	34,305	32,871	33,823	32,854

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Unaudited

Amounts in thousands

	Nine months ended
	September 30,
	2013	2012
Cash flows from operating activities:
Continuing operations
Net income (loss) from continuing operations	$127	$(1,678)
Adjustments to reconcile loss from continuing operations to net cash used in operations:
Depreciation and amortization	346	277
Non cash share-based payments	731	522
Provision for bad debts	—	11
Changes in operating assets and liabilities:
Accounts receivable	(3,919)	(1,412)
Inventory	(394)	(507)
Prepaid expenses, and other current assets	(36)	(240)
Deferred tax assets	—	2,188
Accounts payable, accrued expenses, and other current liabilities	1,493	961
Deferred gain on sale	3,500	—
Net cash provided by operating activities of continuing operations	1,848	122
Discontinued operations
Loss from discontinued operations	(8,295)	(6,773)
Adjustments to reconcile loss from discontinued operations to net cash used in operations of discontinued operations:
Depreciation and amortization	210	251
Non cash share-based payments	308	430
Changes in operating assets and liabilities:
Accounts receivable and other current assets	(38)	(102)
Accounts payable and accrued expenses	(2,440)	(694)
Deferred revenue	—	(3,333)
Net cash used in operations of discontinued operations	(10,255)	(10,221)

Net cash used in operating activities	(8,407)	(10,099)

Cash flows from investing activities:
Purchases of property and equipment	(454)	(57)
Proceeds from sale of investments available for sale	8,286	9,485
Purchases of investments available for sale	(2,581)	(45)
Net cash provided by investing activities	5,251	9,383

Cash flows from financing activities:
Principal payments on capital lease obligations	(33)	(11)
Restricted cash	74	74
Proceeds from the issuance of common stock, net	3,062	48
Net cash provided by financing activities	3,103	111

Net decrease in cash	(53)	(605)
Cash at beginning of period	1,854	1,661

Cash at end of period	$1,801	$1,056